Exhibit 10.3
Program Document
Fannie Mae Executive Life Insurance Program (ELIP)
as amended April 9, 2008
1.	PURPOSE

The purpose of the Fannie Mae Executive Life Insurance Program (ELIP) (the “Program”) is to provide an arrangement under which Fannie Mae can assist interested key employees in acquiring and financing universal life insurance coverage. All insurance policies shall be owned by the Participant or his or her designee. Fannie Mae shall have no rights or interests in the insurance policies or proceeds.

Neither the Program nor the Policies issued in connection therewith, nor any part of the death benefit payable with respect to any Participant thereunder, shall constitute group-term life insurance under Section 79 of the Internal Revenue Code. Notwithstanding any provision of the Program to the contrary, the Employer shall retain a right of individual selection with respect to amounts of insurance provided under the Program and eligibility of Employees to participate.

The Program, to the extent constituting a welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) is intended to be a plan described in and qualifying for the exemption at 29 C.F.R. § 2520.104-24 and shall be construed accordingly.

2.	DEFINITIONS

For purposes of this Program, the following terms have the meanings set forth below:
2.01	“Coverage Amount” means the Policy death benefit payable under the Participant’s Policy.

2.02	“Coverage Level” means the life insurance death benefit the Employee is eligible for under the Program, determined based on the Employee’s job classification.

2.03	“Disabled” A Participant is disabled if he or she is approved as disabled by the Social Security Administration or under any long-term disability plan sponsored by the Employer. The Program Administrator may require a
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Participant to submit documentation periodically in order to determine that the Participant is or continues to be disabled under this definition.

2.04	“Effective Date” means the effective date of the Program, which is January 1, 2004.

2.05	“Employee” means an employee or former employee of the Employer who is eligible to participate in the Program.

2.06	“Employer” means Fannie Mae.

2.07	“Enrollment Age” means the Participant’s age at the time of enrollment in the Program as to the Participant’s initial Coverage Amount under the Program, and it means the Participant’s age at a subsequent enrollment for an increased Coverage Amount as to the increased Coverage Amount.

2.08	“Insurer” means, with respect to a Participant’s Policy, the insurance company issuing the insurance policy on the Participant’s life pursuant to the provisions of the Program.

2.09	“Participant” means an Employee who is participating in the Program.

2.10	“Permanent Policy” means a Participant’s Policy having cash values (unreduced by any loans or withdrawals made by the Employee or policy owner) that, in the discretion of the Program Administrator, are projected to be sufficient to continue to provide death benefit coverage at least equal to the Participant’s Coverage Amount until the originally scheduled policy maturity date, with no further premium payments. The determination of whether a Policy is a Permanent Policy shall be made by the Program Administrator, in the exercise of his or her discretion after reviewing Policy projections provided by the Insurer or its agent and interest crediting rates.

2.11	“Program” means the Fannie Mae Executive Life Insurance Program (ELIP), embodied herein.

2.12	“Program Administrator” means the senior ranking officer in the Human Resources department and any individual or committee designated to act on his or her behalf with respect to any or all of the responsibilities noted hereunder. The Program Administrator shall have discretionary authority to construe the Program and to determine all matters thereunder. The Program Administrator does not make determinations under the insurance policy.
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2.13	“Policy” means the life insurance coverage acquired on the life of the Participant by the Participant or other Policy Owner issued pursuant to the terms of this Program.

2.14	“Policy Owner” means the Participant or that person or entity to whom the Participant has assigned his interest in the Policy.

2.15	“Policy Year” means the twelve month period (and each successive twelve month period) beginning on the issue date of the Policy.

2.16	“Premium Payment Years” means, with respect to a Participant’s Policy, the number of consecutive Policy Years, beginning with the first Policy Year, and continuing for the longer of: (1) all Policy Years ending at the end of the Policy Year during which the Participant is age fifty-five for insurance purposes or (2) five Policy Years.

2.17	“Retirement” means a termination of the Participant’s employment with the Employer under circumstances where the Participant is entitled to an immediate annuity under the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law or under the Civil Service Retirement Law, whichever is applicable. For employees who are not participants in the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, retirement means a termination of the Participant’s employment with the Employer at or after age 55 with 5 years of service or age 65 (without regard to years of service); provided, that, a “year of service” means a “Year of Service” as such term in defined in the Federal National Mortgage Association Retirement Savings Plan for Employees.

2.18	“Total Policy Premium” means the level annual premium amount for the Participant’s Coverage that is projected to result in the Policy qualifying as a Permanent Policy if the annual premium amount is paid for each of the scheduled Premium Payment Years. The Total Policy Premium for a Participant’s Policy shall be determined in the discretion of the Program Administrator when the Participant enrolls for such coverage under the Program.
3.	ELIGIBILITY
3.01	General. Each Employee who is designated by the Program Administrator as a member of the Employer’s senior management group shall be eligible to participate in the Program, provided that the Employee (and any other appropriate party, such as the Employee’s spouse or a
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Policy Owner other than the Employee, as determined by the Program Administrator) relinquishes any rights to or interests in any policies providing coverage under the Executive Whole Life Plan and completes such other forms as the Program Administrator may require. Each such Employee on the Effective Date shall be eligible to participate in the Program as of the Effective Date. Each Employee subsequently satisfying such eligibility requirements shall be eligible to participate in the Program as of the date such Employee satisfies the eligibility requirements and the Coverage Amount shall be effective when the Insurer issues the policy.
4.	AMOUNT OF COVERAGE
4.01	General.
a.	A Participant shall be eligible for the Coverage Level stated in the offer of enrollment memo or pursuant to the Participant’s employment agreement.

b.	Pre-Retirement Coverage. A Participant will be eligible for Pre-Retirement Coverage until the later of (i) age 60, (ii) the completion of 5 years of participation in the Program, or (iii) Retirement.

c.	Post-Retirement Coverage. Post-Retirement Coverage is 50% of Pre-Retirement Coverage at the time of Retirement. Post-Retirement Coverage shall begin at the later of (i) age 60, (ii) the completion of 5 years of participation in the Program, or (iii) Retirement.

d.	Disabled Participants. If a Participant becomes and remains Disabled the Employer will continue to make its scheduled premium payments as if the Participant were still actively employed. Coverage for a Disabled Participant remains at the pre-retirement level, as described in (b) above except that, for the purposes of determining the Coverage Level under this Program, Retirement will be deemed to occur at age 60 for a Disabled Participant. As a result, Pre-Retirement Coverage ends and Post-Retirement Coverage begins for a Disabled Participant upon the later of (i) age 60, or (ii) the completion of 5 years of participation in the Program.
4.02	Promotions. Participants promoted to a job classification or position eligible for an increased Coverage Level shall be eligible for the increased Coverage Level effective as of the date of the promotion and such increased Coverage Level shall be effective when the Insurer issues the increased Coverage Level. The additional Coverage Amount available to the Participant under this Section shall be equal to the applicable
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Coverage Level after the promotion reduced by any Coverage Amounts already in effect for a Participant. A Participant shall be eligible for an increased Coverage Amount only if he or she completes and submits the appropriate forms within the time period prescribed by the Program Administrator in enrollment materials provided to the Participant.

4.03	Other. Notwithstanding any provision herein to the contrary, any benefits payable under the Program shall be limited to those provided by the applicable Policy and all the terms of such Policy (including, but not limited to, any requirements of insurability) shall apply under the Program. Under no circumstances will the Employer be liable for any amount claimed to be due under any Policy or for any Coverage amount or Coverage Level and any benefits due under the Program shall be limited to those provided by the Insurer under the Policy.

4.04	Exclusions. If a Participant commits suicide within two years of policy issue, or if a Participant makes any material misstatement of information (smoker and/or employment status) and dies within two years of policy issue, then no benefits will be paid to the beneficiary of such Participant.
5.	PAYMENT OF PREMIUMS
5.01	Premium Payments. The Employer will pay, on the Participant’s behalf, the Total Policy Premium for a Participant’s Policy within thirty (30) days of the beginning of each Policy Year that is a Premium Payment Year.

5.02	Termination of Obligation to Pay Premiums. Notwithstanding anything herein to the contrary, the Employer’s obligation to pay premiums with respect to the Participant’s Policy, shall terminate upon the first to occur of any of the following events:
a.	Termination of employment of the Participant with the Employer prior to the Participant’s death for reasons other than Retirement or being Disabled.

b.	The written notice by the Employer to the Participant following a determination by the Employer to terminate this Program.

c.	The death of the Participant.

d.	The surrender or cancellation of the Participant’s Policy (other than in connection with the replacement of the Policy with another Policy pursuant to the provisions of the Program).
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e.	The reduction of the Participant’s Policy death benefit to a level that is less than the Policy Coverage Amount, except where a reduction is made following a Participant’s Retirement in accordance with the schedule of benefits in Section 4.01.
5.03	Calculation of Premiums. When an Employee becomes eligible to participate in the Program or becomes eligible for an increased Coverage Level, the Program Administrator shall determine, in his or her sole discretion, the Total Policy Premium that the Employer will pay on behalf of the Employee. The Total Policy Premium may not be sufficient to provide the Coverage Level set forth in section 4.01 due to changes in interest crediting rates on the Policy, Policy expenses, or other factors. The Employer is under no obligation to make additional premium payments.
6.	POLICY OWNERSHIP
6.01	Ownership. The Policy Owner shall be the sole and exclusive owner of a Participant’s Policy and shall be entitled to exercise all of the rights of ownership.

6.02	Possession of Policy. The Policy Owner shall keep possession of the Policy.
7.	GOVERNING LAWS & NOTICES
7.01	Governing Law. This Program shall be governed by and construed in accordance with the laws of the District of Columbia.

7.02	Notices. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to the Employer shall be addressed to Fannie Mae at its office at 3900 Wisconsin Avenue, NW, Washington, DC 20016, ATTENTION: Human Resources – Director of Executive Compensation and Benefits. Any notice to the Employee shall be addressed to the Employee at the address for the Employee maintained in the Employer’s records. Any party may change the address for such party herein set forth by giving notice of such change to the other parties pursuant to this Section.
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8.	NOT A CONTRACT OF EMPLOYMENT
This Program shall not be deemed to constitute a contract of employment between an Employee and the Employer or a Participant and the Employer, nor shall any provision restrict the right of the Employer to discharge an Employee or Participant, or restrict the right of an Employee or Participant to terminate employment.
9.	AMENDMENT, TERMINATION, ADMINISTRATION, CONSTRUCTION AND SUCCESSORS
9.01	Amendment. The Employer shall have the right in its sole discretion, to amend the Program in whole or in part at any time and from time to time. In addition, the Program Administrator shall have the right, in its sole discretion, to amend the Program at any time. Written notice of any material modification or amendment shall be given promptly to each Participant.

9.02	Termination. The Employer may terminate the Program without the consent of the Participants or Employees.

9.03	Successors. The terms and conditions of this Program shall enure to the benefit of and bind the Employer, the Participant, their successors, assignees, and representatives. If, subsequent to the Effective Date of the Program, substantially all of the stock or assets of the Employer are acquired by another corporation or entity or if the Employer is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder shall be obligations of the acquirer or successor corporation or entity.
10.	PLAN ADMINISTRATION
10.01	Individual Administrator. If the Program Administrator is an individual, he or she shall act and record his or her actions in writing. Any matter concerning specifically the Program Administrator’s own benefit or rights hereunder shall be determined by the senior executive of Fannie Mae to whom the Program Administrator directly reports.

10.02	Administrative Committee. If the Program Administrator is a committee, or if any of the duties or responsibilities of the Program Administrator are vested in a committee, action of the Program Administrator may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a
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member of the committee is a Participant, he or she shall not participate in any decision which solely affects his or her own benefit under the Program. For purposes of administering the Program, the Program Administrator shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Program. The secretary may execute any certificate or other written direction on behalf of the Program Administrator.

10.03	Rights and Duties of the Program Administrator. The Program Administrator shall administer the Program and shall have all powers necessary to accomplish that purpose, including (but not limited to) the powers listed below:

The Program Administrator shall have discretionary authority to construe and interpret the Program and determine all matters thereunder. Without limiting the generality of the foregoing, the Program Administrator shall have the discretionary authority:
a.	to decide all questions of eligibility for participation in the Program;

b.	to determine the amount of coverage;

c.	to construe, interpret and administer the Program;

d.	to make determinations required by the Program, and to maintain records regarding Participants’ benefits hereunder;

e.	to compute and certify the amount of premiums payable on behalf of the Participants, and to determine the time and manner in which such benefits are to be paid;

f.	to authorize all disbursements of premiums pursuant to the Program;

g.	to maintain all the necessary records of the administration of the Program;

h.	to make and publish such rules and procedures for the regulation of the Program as are not inconsistent with the terms hereof;

i.	to designate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

j.	to hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Program.
The Program Administrator’s decisions on such matters shall be final, conclusive, and binding on all parties.
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10.04	Bond; Compensation. The Program Administrator and (if applicable) its members shall serve as such without bond and without compensation for services hereunder.
11.	CLAIMS PROCEDURE
11.01	Named Fiduciary. The Program Administrator is hereby designated as the named fiduciary under this Program.

11.02	Claims Procedures. Any controversy or claim arising out of or relating to this Program shall be filed with the Program Administrator who shall make all determinations concerning such claim. Claims and controversies concerning the payment of benefits under the Policy shall be filed with the Insurer who shall make all determinations concerning payment of benefits under the Policy. The Program Administrator shall establish such procedures prescribed under Section 503 of ERISA, to review claims for benefits under the Program (see Appendix A). Any decision by the Program Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 7.02 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Program shall be cited and, where appropriate, an explanation as to how the Employee can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Program Administrator’s receipt of the Employee’s claim for benefits. If the Program Administrator fails to notify the Employee of its decision regarding the claim, the claim shall be considered denied, and the Employee shall then be permitted to proceed with the appeal as provided in this Section.

An Employee who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Program Administrator no later than sixty (60) days after receipt of the written notification of such claim denial.

Following the review of any additional information submitted by the Employee the Program Administrator shall render a decision on the review of the denied claim in the following manner:
a.	The Program Administrator shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Program Administrator shall deliver the decision to the claimant in writing. If an extension
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of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Employee prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

b.	The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Program provisions on which the decision is based.
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